                                                                     EXHIBIT 2.1




                 MASTER SEPARATION AND DISTRIBUTION AGREEMENT


                                    BETWEEN


                             MILLIPORE CORPORATION


                                      AND


                       MILLIPORE MICROELECTRONICS, INC.



                       EFFECTIVE AS OF March      , 2001

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TABLE OF CONTENTS                                                           Page
-----------------                                                           ----
ARTICLE I DEFINITIONS.....................................................     2

ARTICLE II SEPARATION.....................................................     5
Section 2.1. Separation Date..............................................     5
Section 2.2. Closing of Transactions......................................     5
Section 2.3. Obligations of Millipore at the Separation Closing...........     5
Section 2.4. Obligations of MMI at the Separation Closing.................     6

ARTICLE III THE IPO AND ACTIONS PENDING THE IPO...........................     7
Section 3.1. Transactions Prior to the IPO................................     7
Section 3.2. Cooperation..................................................     7
Section 3.3. Conditions Precedent to Consummation of the IPO..............     8
Section 3.4. Proceeds from the IPO........................................     8

ARTICLE IV THE DISTRIBUTION...............................................     9
Section 4.1. The Distribution.............................................     9
Section 4.2. Actions Prior to the Distribution............................     9
Section 4.3. Sole Discretion of Millipore.................................    10
Section 4.4. Conditions Precedent to Distribution.........................    10
Section 4.5. Fractional Shares............................................    11

ARTICLE V COVENANTS AND OTHER MATTERS.....................................    11
Section 5.1. Other Agreements.............................................    11
Section 5.2. Further Instruments..........................................    11
Section 5.3. Additional Transitional Services Agreements..................    12
Section 5.4. Agreement for Exchange of Information........................    12
Section 5.5. Auditors and Audits; Annual and Quarterly
             Statements and Accounting....................................    14
Section 5.6. Consistency with Past Practices..............................    16
Section 5.7. Payment of Expenses..........................................    16
Section 5.8. Foreign Subsidiaries.........................................    16
Section 5.9. Governmental Approvals.......................................    16
Section 5.10. No Representation or Warranty...............................    17
Section 5.11. Non-Solicitation of Employees...............................    17
Section 5.12. Employee Agreements.........................................    17
Section 5.13. Cooperation in Obtaining New Agreements.....................    19
Section 5.14. Property Damage to MMI Assets Prior to the Separation Date..    19
Section 5.15. Cash Management; Credit Facility............................    20
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                                    -- i --
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
ARTICLE VI CONFIDENTIALITY............................................................  20
Section 6.1. Confidential Information.................................................  20
Section 6.2. Confidentiality and Non-Use Obligations..................................  21
Section 6.3. Disclosure to Sublicensees...............................................  21
Section 6.4. Contract Manufacturers...................................................  21
Section 6.5. Duration of Confidentiality Obligations..................................  21
Section 6.6. Compelled Disclosure.....................................................  22
Section 6.7. No Restriction on Disclosing Party.......................................  22
Section 6.8. No Restriction on Reassignment...........................................  22
Section 6.9. Third Party Restrictions.................................................  22
Section 6.10. Disclaimer of Warranties as to Confidential Information.................  22

ARTICLE VII MUTUAL RELEASES; INDEMNIFICATION..........................................  22
Section 7.1. Treatment, Release of Pre-Separation Claims..............................  22
Section 7.2. Indemnification By MMI...................................................  24
Section 7.3. Indemnification By Millipore.............................................  24
Section 7.4. Reductions for Insurance Proceeds and Other Recoveries...................  24
Section 7.5. Procedures for Defense, Settlement and Indemnification of Third Parties..  25
Section 7.6. Additional Matters.......................................................  26
Section 7.7. Survival of Indemnities..................................................  27
Section 7.8. Not Applicable to Taxes..................................................  27

ARTICLE VIII DEFINITION OF CORE BUSINESSES............................................  27
Section 8.1.  Purpose of Core Business Definitions....................................  27
Section 8.2.  Millipore Core Business.................................................  27
Section 8.2.  MMI Core Business.......................................................  28

ARTICLE IX DISPUTE RESOLUTION.........................................................  28
Section 9.1.  Use and Initiation of Procedure.........................................  28
Section 9.2.  Unassisted Settlement...................................................  28
Section 9.3.  Selection of Neutral....................................................  29
Section 9.4.  Time and Place of ADR...................................................  29
Section 9.5.  Exchange of Information.................................................  29
Section 9.6.  Summary of Views........................................................  29
Section 9.7.  Staffing the ADR........................................................  29
Section 9.8.  Conduct of ADR..........................................................  29
Section 9.9.  The Neutral's Views.....................................................  29
Section 9.10.  Termination of Procedure...............................................  30
Section 9.11.  Fees of Neutral; Disqualification......................................  30
Section 9.12.  Confidentiality of Procedure...........................................  30
Section 9.13.  Arbitration............................................................  30
Section 9.14.  Continuity of Service and Performance..................................  31
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                                    -- ii --

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
ARTICLE X MISCELLANEOUS......................................................... 31
Section 10.1. Limitation of Liability .......................................... 31
Section 10.2. Entire Agreement.................................................. 31
Section 10.3. Governing Law..................................................... 31
Section 10.4. Termination....................................................... 31
Section 10.5. Notices........................................................... 32
Section 10.6. Counterparts...................................................... 32
Section 10.7. Binding Effect; Assignment........................................ 32
Section 10.8. Severability...................................................... 32
Section 10.9. Failure or Indulgence Not Waiver; Remedies Cumulative............. 33
Section 10.10. Amendment........................................................ 33
Section 10.11. Authority........................................................ 33
Section 10.12. Interpretation................................................... 33
Section 10.13. Conflicting Agreements........................................... 33

SCHEDULES
---------
Schedule 2.3.2........... Millipore Subsidiaries to be Transferred to MMI....... 34
Schedule 7.1............. Exclusions from Releases of Pre-Separation Claims..... 34

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EXHIBITS
--------
Exhibit A............... Certificate of Clerk of Millipore
Exhibit B............... Certificate of Secretary of MMI
Exhibit C............... General Assignment and Assumption Agreement
Exhibit D-1............. Master Patent Assignment
Exhibit D-2............. Master Trademark Assignment
Exhibit D-3............. Master Patent License Agreement
Exhibit D-4............. Master Patent Grantback License Agreement
Exhibit D-5............. Master Trade Secret and Know-How Agreement
Exhibit D-6............. Master Invention Disclosure Agreement
Exhibit D-7............. Master Trademark License Agreement
Exhibit E............... Employee Matters Agreement
Exhibit F............... Tax Sharing Agreement
Exhibit G............... Master Transitional Services Agreement
Exhibit H............... Reorganization of Operations Outside the U.S. (the Non-US Plan)
Exhibit I............... Membrane Manufacture and Supply Agreement
Exhibit J............... Research Agreement
Exhibit K............... Product Distribution Agreement (MMI as Distributor)
Exhibit L............... Contract Manufacturing Agreement
Exhibit M............... Separation Note
Exhibit N............... Separation Revolving Credit Agreement
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                                   -- iii --

                 MASTER SEPARATION AND DISTRIBUTION AGREEMENT


  This Master Separation and Distribution Agreement (this "Separation
Agreement") is entered into as of March    , 2001, between Millipore Corporation
("Millipore"), a Massachusetts corporation, with its principal place of business at 80 Ashby Road, Bedford, MA 01730 and Millipore MicroElectronics, Inc. ("MMI"), a Delaware corporation with its principal place of business at Patriot's Park, Bedford, MA 01730.

                                   RECITALS

  1. Millipore currently owns all of the issued and outstanding common stock of MMI.

  2. MMI has been formed by Millipore to take over the business of Millipore's Microelectronics Division which is engaged in the development, manufacture and sale of products for the purification of liquids and gases by semiconductor fabrication companies and OEM and material suppliers to those companies and of products for the monitoring and control of critical aspects of the manufacturing process for integrated circuits, as described in the IPO Registration Statement (the "MMI Business").

  3. The Boards of Directors of Millipore and MMI have each determined that it would be appropriate and desirable for Millipore to contribute and transfer to MMI, and for MMI to receive and assume, directly or indirectly, assets and liabilities currently held by Millipore and used to conduct the MMI Business and otherwise associated with the MMI Business (the "Separation").

  4. Millipore and MMI currently contemplate that, following the contribution and assumption of assets and liabilities herein provided for, MMI will make an initial public offering ("IPO") of an amount of its common stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "IPO Registration Statement"), that will reduce Millipore's ownership of MMI after the IPO and any private placements of securities of MMI concluded prior to or concurrent with the IPO to not less than 80.1%.

  5. Millipore currently contemplates that, after an interval of time following such IPO, Millipore will distribute, pro rata, to the holders of its common stock,$1.00 par value, all of the shares of MMI common stock owned by Millipore (the "Distribution").

  6. Millipore and MMI intend that the Separation and the Distribution will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended, and that this Separation Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code.

  7. The parties intend that this Separation Agreement, including the Exhibits hereto, shall set forth the principal arrangements between them regarding the Separation.

  NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    -- 1 --

                                   ARTICLE I
                                  DEFINITIONS

   The following terms shall have the meanings assigned to them below whenever they are used in this Separation Agreement; terms defined elsewhere in this Separation Agreement shall have the meanings ascribed to them at the location of their definition indicated below. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

SECTION 1.1. AFFILIATED COMPANY. "Affiliated Company" of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

SECTION 1.2. ANCILLARY AGREEMENTS. "Ancillary Agreements" means the agreements to be entered into by Millipore and MMI in order to effect the Separation and the transition arrangements contemplated hereby as specified in Sections 2.3 and 2.4 below and attached to this Separation Agreement as Exhibits C through N as well as all other agreements contemplated by each of the foregoing agreements.

SECTION 1.3.  CODE.  "Code" means the Internal Revenue Code of 1986, as amended.

SECTION 1.4. COMMISSION. "Commission" means the Unites States Securities and Exchange Commission.

SECTION 1.5. '34 ACT. "'34 Act" means the Securities Exchange Act of 1934, as amended.

SECTION 1.6. DISTRIBUTION. "Distribution" has the meaning set forth in Recital 5 above.

SECTION 1.7. DISTRIBUTION DATE. "Distribution Date" means the date on which the Distribution is effective in accordance with Section 4.1 below.

SECTION 1.8. EMPLOYEE AGREEMENT. "Employee Agreement" means the Millipore Corporation Employee Agreement, the Tylan General, Inc. Employee Agreement and corresponding Agreements in foreign countries executed by each employee of Millipore (or of Tylan General, Inc.) or of their subsidiaries.

SECTION 1.9. GOVERNMENTAL APPROVALS. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

SECTION 1.10. GOVERNMENTAL AUTHORITY. "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

SECTION 1.11. INFORMATION. "Information" means business information, technical information and data, know-how, research information and data, formulae and other information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs,

                                    -- 2 --
specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

SECTION 1.12. IPO.  "IPO" has the meaning set forth in Recital 4 above.

SECTION 1.13. IPO CLOSING DATE. "IPO Closing Date" has the meaning set forth in the Section 3.3 hereof.

SECTION 1.14. IPO REGISTRATION STATEMENT. "IPO Registration Statement" has the meaning set forth in the Recital 4 above.

SECTION 1.15. MILLIPORE'S AUDITORS.  "Millipore's Auditors" means
  Millipore's independent certified public accountants.

SECTION 1.16. MILLIPORE CORE BUSINESS. "Millipore Core Business" means the portion of Millipore's business as to which MMI's use of certain rights granted under the Ancillary Agreements is restricted; the Millipore Core Business is more specifically defined in Section 8.2 hereto.

SECTION 1.17. MILLIPORE GROUP. "Millipore Group" means Millipore, each Subsidiary and Affiliated Company of Millipore (other than any member of the MMI Group) immediately after the Separation Date, after giving effect to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of Millipore after the Separation Date.

SECTION 1.18. MMI ASSETS.  "MMI Assets" has the meaning set forth in Section
  1.13 of the General Assignment & Assumption Agreement.

SECTION 1.19. MMI'S AUDITORS. "MMI's Auditors" means MMI's independent certified public accountants.

SECTION 1.20. MMI BUSINESS.  "MMI Business" is defined in Recital 2 above.

SECTION 1.21. MMI CORE BUSINESS. "MMI Core Business" means the portion of the MMI Business as to which Millipore's use of certain rights granted under the Ancillary Agreements is restricted; the MMI Core Business is more specifically defined in Section 8.3 hereto.

SECTION 1.22. MMI GROUP. "MMI GROUP" means MMI, each Subsidiary and Affiliated Company of MMI (other than any member of the Millipore Group) immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of MMI pursuant to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of MMI after the Separation Date.

SECTION 1.23. NON-U.S. PLAN. "Non-U.S. Plan" means the plan for the Separation of the MMI Business outside of the United States as described in EXHIBIT H hereto.

SECTION 1.24. PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                                    -- 3 --

SECTION 1.25. RECORD DATE. "Record Date" means the close of business on the date to be determined by the Board of Directors of Millipore as the record date for determining the stockholders of Millipore entitled to receive shares of common stock of MMI in the Distribution.

SECTION 1.26. SEPARATION. "Separation" has the meaning set forth Recital 3 above.

SECTION 1.27. SEPARATION CLOSING. "Separation Closing" means the consummation of the transactions comprising the Separation as provided in
  Article II below.

SECTION 1.28. SEPARATION DATE. "Separation Date" means the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation as specified in
  Section 2.1 below.

SECTION 1.29. SEPARATION NOTE. "Separation Note" means the term note to be delivered by MMI at the Separation Closing in the principal amount equal to the net proceeds to MMI from the IPO LESS the sum of: (I) the outstanding
                                       ----
  balance under the Separation Revolving Credit Agreement PLUS (II) all expenses
                                                          ----
  related to the IPO PLUS (III) Fifty Million Dollars ($50,000,000.00). The
                     ----
  Separation Note shall be substantially in the form of EXHIBIT M hereto, shall mature fifteen (15) business days following the IPO Closing Date and shall be interest free until maturity.

SECTION 1.30. SEPARATION REVOLVING CREDIT AGREEMENT. "Separation Revolving Credit Agreement" means the revolving credit agreement to be entered into by MMI and Millipore in connection with Millipore supplying MMI with its cash needs in accordance with Section 5.15 below; the Separation Revolving Credit Agreement shall be in substantially the form of EXHIBIT N hereto.

SECTION 1.31. SUBSIDIARY. "Subsidiary" of any Person means a corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Separation Agreement and of the Ancillary Agreements, MMI shall be deemed not to be a subsidiary of Millipore.

                                    -- 4 --

                                  ARTICLE II
                                  SEPARATION

SECTION 2.1 SEPARATION DATE. Unless otherwise provided in this Separation Agreement, or in any agreement to be executed in connection with this Separation Agreement the Separation Date shall be the close of business, Eastern Standard Time, on March 31, 2001 or such other date as may be fixed by the Board of Directors of Millipore.

SECTION 2.2 CLOSING OF SEPARATION. Unless otherwise provided herein, the closing of the transactions comprising the Separation shall take place on the Separation Date at the offices of Millipore. All transactions comprising the Separation shall be deemed to occur simultaneously at the closing.

SECTION 2.3. OBLIGATIONS OF MILLIPORE AT THE SEPARATION CLOSING. At the Separation Closing Millipore will deliver, or will cause its appropriate Subsidiaries to deliver, to MMI all of the Ancillary Agreements as follows:

2.3.1. A duly executed General Assignment & Assumption Agreement substantially in the form attached hereto as EXHIBIT C;

2.3.2. Certificates representing all of the issued and outstanding capital stock in the Subsidiaries of Millipore listed on SCHEDULE 2.3.2 to be transferred to MMI in accordance with the Non-U.S. Plan together with duly executed stock powers in the form proper for transfer;

2.3.3. A duly executed Master Patent Assignment, Master Trademark Assignment, Master Patent License Agreement, Master Patent Grantback License Agreement, Master Trade Secret and Know-How Agreement, Master Invention Disclosure Agreement, and Master Trademark License Agreement substantially in the forms attached hereto as Exhibits D-1, D-2, D-3, D-4, D-5, D-6, and D-7, respectively;

2.3.4. A duly executed Employee Matters Agreement substantially in the form attached hereto as EXHIBIT E;

2.3.5. A duly executed Tax Sharing Agreement substantially in the form attached hereto as EXHIBIT F;

2.3.6. A duly executed Master Transitional Services Agreement substantially in the form attached hereto as EXHIBIT G;

2.3.7. A duly executed Membrane Manufacture and Supply Agreement substantially in the form attached hereto as EXHIBIT I;

2.3.8. A duly executed Research Agreement substantially in the form attached hereto as EXHIBIT J;

2.3.9. A duly executed Product Distribution Agreement substantially in the form attached hereto as EXHIBIT K;

2.3.10. A duly executed Contract Manufacturing Agreement substantially in the form attached hereto as EXHIBIT L;

                                    -- 5 --

2.3.11. A duly executed Separation Revolving Credit Agreement substantially in the form attached hereto as EXHIBIT N;

2.3.12. Resignations of each person who is an officer or director of MMI or its Subsidiaries, immediately prior to the Separation Date, and who will be employees of Millipore from and after the Separation Date from all positions held with MMI; and

2.3.13. Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

SECTION 2.4. OBLIGATIONS OF MMI AT THE SEPARATION CLOSING. At the Separation Closing MMI will deliver, or will cause its appropriate Subsidiaries to deliver, to MMI all of the Ancillary Agreements as follows:

2.4.1. A duly executed General Assignment and Assumption Agreement substantially in the form attached hereto as EXHIBIT C;

2.4.2. A duly executed Master Patent Assignment, Master Trademark Assignment, Master Patent License Agreement, Master Patent Grantback License Agreement, Master Trade Secret and Know-How Agreement, Master Invention Disclosure Agreement, and Master Trademark License Agreement substantially in the forms attached hereto as Exhibits D-1, D-2, D-3, D-4, D-5, D-6, and D-7, respectively;

2.4.3. A duly executed Employee Matters Agreement substantially in the form attached hereto as EXHIBIT E;

2.4.4. A duly executed Tax Sharing Agreement substantially in the form attached hereto as EXHIBIT F;

2.4.5. A duly executed Master Transitional Services Agreement substantially in the form attached hereto as EXHIBIT G;

2.4.6. A duly executed Membrane Manufacture and Supply Agreement substantially in the form attached hereto as EXHIBIT I;

2.4.7. A duly executed Research & Development Agreement substantially in the form attached hereto as EXHIBIT J;

2.4.8. A duly executed Product Distribution Agreement substantially in the form attached hereto as EXHIBIT K;

2.4.9. A duly executed Contract Manufacturing Agreement substantially in the form attached hereto as EXHIBIT L;

2.4.10. A duly executed Separation Note substantially in the form attached hereto as EXHIBIT M;

2.4.11. A duly executed Separation Revolving Credit Agreement substantially in the form attached hereto as EXHIBIT N;

2.4.12. Resignations of each person other than C. William Zadel who is an officer or director of Millipore or its Subsidiaries, immediately prior to the Separation Date,

                                    -- 6 --
        and who will be an officer, director or employee of MMI from and after the Separation Date from all positions held with Millipore; the resignation of Mr. C. William Zadel from the positions of President and Chief Executive Officer of Millipore and as an officer or director of all subsidiaries in the Millipore Group (but not from his other positions with Millipore); and

2.4.13. Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.


                                  ARTICLE III
                      THE IPO AND ACTIONS PENDING THE IPO

SECTION 3.1. TRANSACTIONS PRIOR TO THE IPO. Subject to the conditions specified in Section 3.3, Millipore and MMI shall use their reasonable commercial efforts to consummate the IPO. Such efforts shall include, but not necessarily be limited to, those specified in this Section 3.1

3.1.1.  REGISTRATION STATEMENT. MMI shall file the IPO Registration Statement,
        ----------------------
        and such amendments or supplements thereto as may be necessary in order to cause the same to become and remain effective as required by the Securities Act of 1933, as amended, the regulations thereunder or by the managing underwriters for the IPO (the "Underwriters"), including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the underwriting agreement to be entered into between MMI and the Underwriters (the "Underwriting Agreement"), the Commission or federal, state or foreign securities laws. Millipore and MMI shall also cooperate in preparing, filing with the Securities and Exchange Commission and causing to become effective a registration statement registering the common stock of MMI under the `34 Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Separation, the Distribution or the other transactions contemplated by this Separation Agreement.

3.1.2.  UNDERWRITING AGREEMENT. MMI shall enter into the Underwriting Agreement,
        ----------------------
        in form and substance reasonably satisfactory to MMI, and shall comply with its obligations thereunder.

3.1.3.  NYSE LISTING. MMI shall prepare, file and use reasonable commercial
        ------------
        efforts to seek to make effective, an application for listing of the common stock of MMI issued in the IPO on the New York Stock Exchange, subject to official notice of issuance.

SECTION 3.2. COOPERATION. MMI shall consult with, and cooperate in all respects with, Millipore in connection with the pricing of the common stock of MMI to be offered in the IPO and shall, at Millipore's direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

                                    -- 7 --

SECTION 3.3. CONDITIONS PRECEDENT TO CONSUMMATION OF THE IPO. The IPO closing is currently scheduled to occur on or before ____________, 2001 (the "IPO Closing Date"). The obligations of the parties to use their reasonable commercial efforts to consummate the IPO shall be conditioned on the satisfaction of the following conditions:

3.3.1.  REGISTRATION STATEMENT. The IPO Registration Statement shall have been
        ----------------------
        filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto.

3.3.2.  BLUE SKY. The actions and filings with regard to state securities and
        --------
        blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted.

3.3.3.  NYSE LISTING. The common stock of MMI to be issued in the IPO shall
        ------------
        have been accepted for listing on the New York Stock Exchange, on official notice of issuance.

3.3.4.  UNDERWRITING AGREEMENT. MMI shall have entered into the Underwriting
        ----------------------
        Agreement and all conditions to the obligations of MMI and the Underwriters shall have been satisfied or waived.

3.3.5.  COMMON STOCK OWNERSHIP. Millipore shall be satisfied in its sole
        ----------------------
        discretion that it will own at least 80.1% of the outstanding common stock of MMI following the IPO and any private placements of securities of MMI concluded prior to or concurrent with the IPO. All other conditions to permit the Distribution to qualify as a tax-free distribution to Millipore, MMI and Millipore's stockholders shall, to the extent applicable as of the time of the IPO, be satisfied. There shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

3.3.6.  NO LEGAL RESTRAINTS. No order, injunction or decree issued by any court
        -------------------
        or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Separation Agreement shall be in effect.

3.3.7.  SEPARATION. The Separation shall have become effective by execution of
        ----------
        this Separation Agreement and the Ancillary Agreements.

3.3.8.  OTHER ACTIONS. Such other actions as the parties hereto may, based upon
        -------------
        the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO shall have been taken.

3.3.9.  NO TERMINATION. This Separation Agreement shall not have been
        --------------
        terminated.

SECTION 3.4. PROCEEDS FROM THE IPO. The proceeds from the IPO may be used to defray the IPO costs, MMI's costs incurred in connection with the Separation, to discharge the Separation Note and all outstanding balances under the Separation Revolving Credit Agreement or for other corporate purposes of MMI or may be partially or wholly distributed to Millipore

                                    -- 8 --
  to defray its costs incurred in connection with the Separation or the Distribution or for Millipore's other corporate purposes.


                                  ARTICLE IV
                               THE DISTRIBUTION

SECTION 4.1. THE DISTRIBUTION. Subject to Section 4.4 hereof, on or prior to the Distribution Date, Millipore will deliver to the distribution agent (the "Distribution Agent") to be appointed by Millipore to distribute to the stockholders of Millipore the shares of common stock of MMI held by Millipore pursuant to the Distribution for the benefit of holders of record of common stock of Millipore on the Record Date, a single stock certificate, endorsed by Millipore, representing all of the outstanding shares of common stock of MMI then owned by Millipore, and shall cause the transfer agent for the shares of common stock of Millipore to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of such shares of common stock of MMI to each such holder or designated transferee or transferees of such holder.

4.1.1.  MMI SHARES TO BE RECEIVED.  Subject to Sections 4.4 and 4.5, each holder
        -------------------------
        of common stock of Millipore on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of common stock of MMI equal to the number of shares of common stock of Millipore held by such holder on the Record Date multiplied by a fraction the numerator of which is the number of shares of common stock of MMI beneficially owned by Millipore on the Record Date and the denominator of which is the number of shares of common stock of Millipore outstanding on the Record Date.

4.1.2.  OBLIGATION TO PROVIDE INFORMATION.  MMI and Millipore, as the case may
        ---------------------------------
        be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

SECTION 4.2.  ACTIONS PRIOR TO THE DISTRIBUTION.

4.2.1.  INFORMATION STATEMENT. Millipore and MMI shall prepare and mail, prior
        ---------------------
        to the Distribution Date, to the holders of common stock of Millipore, such information concerning MMI and the Distribution and such other matters as Millipore shall reasonably determine are necessary and as may be required by law. Millipore and MMI will prepare, and MMI will, to the extent required under applicable law, file with the Commission any such documentation which Millipore and MMI determine is necessary or desirable to effectuate the Distribution, and Millipore and MMI shall each use its reasonable commercial efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

4.2.2.  BLUE SKY. Millipore and MMI shall take all such actions as may be
        --------
        necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

4.2.3.  NYSE LISTING.  MMI shall prepare and file, and shall use its reasonable
        ------------
        commercial efforts to have approved, an application for the additional listing of the common stock

                                    -- 9 --
        of MMI to be distributed in the Distribution on the New York Stock Exchange, subject to official notice of distribution.

4.2.4.  CONDITIONS.  Millipore and MMI shall take all reasonable steps
        ----------
        necessary and appropriate to cause the conditions set forth in Section
        4.4 to be satisfied and to effect the Distribution on the Distribution Date.

SECTION 4.3 SOLE DISCRETION OF MILLIPORE. Millipore currently intends, following the consummation of the IPO, to complete the Distribution by _________________, 2001. Millipore shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Millipore may at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. MMI shall cooperate with Millipore in all respects to accomplish the Distribution and shall, at Millipore's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of the common stock of MMI on an appropriate registration form or forms to be designated by Millipore. Millipore shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Millipore; PROVIDED, HOWEVER, that nothing herein shall prohibit MMI from
             --------  -------
  engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

SECTION 4.4 CONDITIONS PRECEDENT TO DISTRIBUTION. The following are conditions that must take place prior to the consummation of the Distribution. The conditions are for the sole benefit of Millipore and shall not give rise to or create any duty on the part of Millipore or the Millipore Board of Directors to waive or not waive any such condition.

4.4.1.  IRS RULING. Millipore shall have obtained a private letter ruling from
        ----------
        the Internal Revenue Service in form and substance satisfactory to Millipore (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date, to the effect that: (I) the transfer by the Millipore Group to the MMI Group of the property, subject to liabilities, held by Millipore of the MMI Business, and MMI's assumption of liabilities held by Millipore related to the MMI Business, followed by the distribution by Millipore of all of its MMI stock to the stockholders of Millipore, will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code; (II) no gain or loss will be recognized by Millipore on its transfer of property of the MMI Business to MMI; (III) no gain or loss will be recognized by MMI on its receipt of property of the MMI Business from Millipore; and (IV) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the stockholders of Millipore upon their receipt of MMI common stock pursuant to the Distribution.

                                    -- 10 --

4.4.2.  GOVERNMENT APPROVALS. Any material governmental approvals and consents
        --------------------
        necessary to consummate the Distribution shall have been obtained and be in full force and effect.

4.4.3.  NO LEGAL RESTRAINTS. No order, injunction or decree issued by any court
        -------------------
        or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of Millipore shall have occurred or failed to occur that prevents the consummation of the Distribution.

4.4.4.  NO MATERIAL ADVERSE EFFECT. No other events or developments shall have
        --------------------------
        occurred subsequent to the IPO Closing Date that, in the judgment of the Board of Directors of Millipore, would result in the Distribution having a material adverse effect on Millipore or on the stockholders of Millipore.

SECTION 4.5 FRACTIONAL SHARES. As soon as practicable after the Distribution Date, Millipore shall direct the Distribution Agent to determine the number of whole shares and fractional shares of common stock of MMI allocable to each holder of record or beneficial owner of common stock of Millipore as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Millipore, in open market transactions, at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Millipore and the Distribution Agent shall use their reasonable commercial efforts to aggregate the shares of common stock of Millipore that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.


                                   ARTICLE V
                          COVENANTS AND OTHER MATTERS

SECTION 5.1 OTHER AGREEMENTS. Millipore and MMI agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Separation Agreement and the Ancillary Agreements.

SECTION 5.2 FURTHER INSTRUMENTS. At the request of MMI, and without further consideration, Millipore will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to MMI and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as MMI may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to MMI and its Subsidiaries and confirm MMI's and its Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred to MMI and its Subsidiaries pursuant to this Separation Agreement, the Ancillary Agreements, and any

                                    -- 11 --
  documents referred to therein, to put MMI and its Subsidiaries in actual possession and operating control thereof and to permit MMI and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of Millipore and without further consideration, MMI will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Millipore and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Millipore may reasonably deem necessary or desirable in order to have MMI fully and unconditionally assume and discharge the liabilities contemplated to be assumed by MMI under this Separation Agreement or any document in connection herewith and to relieve the Millipore Group of any liability or obligation with respect thereto and evidence the same to third parties. Neither Millipore nor MMI shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees. Furthermore, each party, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

SECTION 5.3 ADDITIONAL TRANSITIONAL SERVICES AGREEMENTS. Millipore and its Subsidiaries and MMI and its Subsidiaries will enter into transitional services agreements covering the provision of various transitional services, including financial, accounting, tax, real estate and site services, sales, customer support, human resources, supply chain services and information technology services by Millipore (and its Subsidiaries) to MMI (and its Subsidiaries) or, in certain circumstances, vice versa. Such services will generally be provided for a fee equal to the direct costs and indirect costs of providing such services. The transitional services agreements will generally provide for a term of one year or less.

SECTION 5.4 AGREEMENT FOR EXCHANGE OF INFORMATION. Each of Millipore and MMI agrees to provide, or cause to be provided, to each other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs: (I) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (II) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (III) to comply with its obligations under this Separation Agreement or any Ancillary Agreement; or (IV) in connection with the ongoing businesses of Millipore or MMI, as the case may be; PROVIDED,
                                                                  --------
  HOWEVER, that in the event that any party determines that any such provision
  -------
  of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

5.4.1. INTERNAL ACCOUNTING CONTROLS; FINANCIAL INFORMATION. After the Separation Date: (I) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to

                                    -- 12 --
        satisfy its reporting, accounting, audit and other obligations, and (II) each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

5.4.2.  OWNERSHIP OF INFORMATION. Any Information owned by a party that is
        ------------------------
        provided to a requesting party pursuant to this Section 5.4 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Separation Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

5.4.3.  RECORD RETENTION. To facilitate the possible exchange of Information
        ----------------
        pursuant to this Section 5.4 and other provisions of this Separation Agreement after the Distribution Date, each party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Distribution Date substantially in accordance with the policies of Millipore as in effect on the Separation Date. Notwithstanding the foregoing, except as set forth in the Tax Sharing Agreement, at any time after the Distribution Date, each party may amend its respective record retention policies at such party's discretion; PROVIDED, HOWEVER, that if a party desires to effect the
                    --------  -------
        amendment within three (3) years after the Distribution Date, the amending party must give thirty (30) days prior written notice of such change in the policy to the other party to this Separation Agreement. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the current record retention policies of Millipore) and that falls under the categories listed in clauses (i) through (iv) of Section 5.4, without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

5.4.4.  LIMITATION OF LIABILITY. No party shall have any liability to any other
        -----------------------
        party in the event that any Information exchanged or provided pursuant to this Section 5.4 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 5.4.3.

5.4.5.  OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and
        ------------------------------------------------------
        obligations granted under this Section 5.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Separation Agreement and any Ancillary Agreement.

5.4.6.  PRODUCTION OF WITNESSES; RECORDS; COOPERATION. After the Distribution
        ---------------------------------------------
        Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under

                                    -- 13 --

        Section 5.9 or otherwise), each party hereto shall use its reasonable commercial efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

SECTION 5.5 AUDITORS AND AUDITS; ANNUAL AND QUARTERLY STATEMENTS AND ACCOUNTING. Each party agrees that, for so long as Millipore is required in accordance with United States generally accepted accounting principles to consolidate MMI's results of operations and financial position:

5.5.1.  SELECTION OF AUDITORS. MMI shall not select as MMI's Auditors a
        ---------------------
        different accounting firm from that used by Millipore to serve as its (and its Subsidiaries') independent certified public accountants for purposes of providing an opinion on its consolidated financial statements without Millipore's prior written consent (which shall not be unreasonably withheld).

5.5.2.  DATE OF AUDITORS' OPINION AND QUARTERLY REVIEWS. MMI shall use its
        -----------------------------------------------
        reasonable commercial efforts to enable the MMI Auditors to complete their audit such that they will date their opinion on MMI's audited annual financial statements on the same date that Millipore's Auditors date their opinion on Millipore's audited annual financial statements, and to enable Millipore to meet its timetable for the printing, filing and public dissemination of Millipore's annual financial statements. MMI shall use its reasonable commercial efforts to enable the MMI Auditors to complete their quarterly review procedures such that they will provide clearance on MMI's quarterly financial statements on the same date that Millipore's Auditors provide clearance on Millipore's quarterly financial statements.

5.5.3.  ANNUAL AND QUARTERLY FINANCIAL STATEMENTS. MMI shall provide to
        -----------------------------------------
        Millipore on a timely basis all Information that Millipore reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Millipore's annual and quarterly financial statements. Without limiting the generality of the foregoing, MMI will provide all required financial Information with respect to MMI and its Subsidiaries to MMI's Auditors in a sufficient and reasonable time and in sufficient detail to permit MMI's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Millipore's Auditors with respect to financial Information to be included or contained in Millipore's annual and quarterly financial statements. Similarly, Millipore shall provide to MMI on a timely basis all financial Information that MMI reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of MMI's annual and

                                    -- 14 --
        quarterly financial statements. Without limiting the generality of the foregoing, Millipore will provide all required financial Information with respect to Millipore and its Subsidiaries to Millipore's Auditors in a sufficient and reasonable time and in sufficient detail to permit Millipore's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to MMI's Auditors with respect to Information to be included or contained in MMI's annual and quarterly financial statements.

5.5.4.  IDENTITY OF PERSONNEL PERFORMING THE ANNUAL AUDIT AND QUARTERLY REVIEWS.
        -----------------------------------------------------------------------
        MMI shall authorize MMI's Auditors to make available to Millipore's Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of MMI and work papers related to the annual audits and quarterly reviews of MMI, in all cases within a reasonable time prior to MMI's Auditors' opinion date, so that Millipore's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of MMI's Auditors as it relates to Millipore's Auditors' report on Millipore's financial statements, all within sufficient time to enable Millipore to meet its timetable for the printing, filing and public dissemination of Millipore's annual and quarterly statements. Similarly, Millipore shall authorize Millipore's Auditors to make available to MMI's Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Millipore and work papers related to the annual audits and quarterly reviews of Millipore, in all cases within a reasonable time prior to Millipore's Auditors' opinion date, so that MMI's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Millipore's Auditors as it relates to MMI's Auditors' report on MMI's statements, all within sufficient time to enable MMI to meet its timetable for the printing, filing and public dissemination of MMI's annual and quarterly financial statements.

5.5.5.  ACCESS TO BOOKS AND RECORDS. MMI shall provide Millipore's internal
        ---------------------------
        auditors and their designees access to MMI's and its Subsidiaries' books and records so that Millipore may conduct reasonable audits relating to the financial statements provided by MMI pursuant hereto as well as to the internal accounting controls and operations of MMI and its Subsidiaries. Similarly, Millipore shall provide MMI's internal auditors and their designees access to Millipore's and its Subsidiaries' books and records so that MMI may conduct reasonable audits relating to the financial statements provided by Millipore pursuant hereto as well as to the internal accounting controls and operations of Millipore and its Subsidiaries.

5.5.6.  NOTICE OF CHANGE IN ACCOUNTING PRINCIPLES. MMI shall give Millipore as
        -----------------------------------------
        much prior notice as is reasonably practical as to any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date. MMI will consult with Millipore and, if requested by Millipore, MMI will consult with Millipore's independent public accountants with respect thereto. Millipore shall give MMI as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date.

                                    -- 15 --

5.5.7.  CONFLICT WITH THIRD-PARTY AGREEMENTS. Nothing in Sections 5.4 and 5.5
        ------------------------------------
        shall require MMI to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; PROVIDED,
                                                                  --------
        HOWEVER, that in the event that MMI is required under Sections 5.4 and
        -------
        5.5 to disclose any such Information, MMI shall use all commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information.

SECTION 5.6. CONSISTENCY WITH PAST PRACTICES. At all times, Millipore and MMI will conduct the MMI Business before the Separation Date in the ordinary course, consistent with past practices.

SECTION 5.7. PAYMENT OF EXPENSES. Except as otherwise provided in this Separation Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation, the IPO or the Distribution, all costs and expenses of the parties hereto in connection with the Separation, the IPO (including underwriting discounts and commissions) and the Distribution and costs and expenses of the parties hereto in connection with the Separation shall be paid or allocated as follows: [I] all expenses related to the IPO incurred by either party shall be paid from the proceeds of the IPO; [II] all direct expenses incurred by MMI in connection with the Separation shall be borne by MMI and all direct expenses incurred by Millipore in connection with the Separation shall be borne by Millipore; and [III] all expenses related to the Distribution shall be paid by Millipore. MMI and Millipore shall each be responsible for their own internal fees, costs and expenses incurred in connection with the Separation, the IPO and the Distribution.

 SECTION 5.8. FOREIGN SUBSIDIARIES. Millipore and MMI shall cause each of their foreign subsidiaries to execute such local transfer agreements, assignments, assumptions, novations, transition agreements and other documents as shall be necessary to carry out the Non-U.S. Plan as described in EXHIBIT H hereto to effect the purposes of this Separation Agreement with respect to their respective operations outside the United States. With respect to any such local agreements, Millipore and MMI reserve the right to readjust payments due thereunder or override or restructure the terms thereof in the event that they mutually agree that such payments, terms or conditions are inconsistent with the purposes and intents of this Separation Agreement or of any Ancillary Agreement.

SECTION 5.9. GOVERNMENTAL APPROVALS. To the extent that the Separation requires any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

SECTION 5.10. NO REPRESENTATION OR WARRANTY. Millipore does not, in this Separation Agreement or any other agreement, instrument or document contemplated by this Separation Agreement, make any representation, warranty of or covenant with respect to:

  (a) the value of any asset or thing of value to be transferred to MMI;

                                    -- 16 --

  (b) the freedom from encumbrance of any asset or thing of value to be transferred to MMI;

  (c) the absence of defenses or freedom from counterclaims with respect to any claim to be transferred to MMI; or

 (d) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, deliver and filing.

  Except as may expressly be set forth herein or in any Ancillary Agreement, all assets to be transferred to MMI shall be transferred "AS IS, WHERE IS" and MMI shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in MMI good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

SECTION 5.11. NON-SOLICITATION OF EMPLOYEES. Millipore and MMI each agree not to solicit or recruit, without the other party's express written consent, the other party's employees for a period of two (2) years following the Distribution Date. To the extent this prohibition is waived, any recruitment efforts by either Millipore or MMI during the period of one (1) year after the Distribution Date shall be coordinated with each party's senior Human Resources officer or manager or his or her designee and with appropriate management. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a party either: (A) solely as a result of an employee's affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation, or (B) as a result of an employee's initiative.

SECTION 5.12. TREATMENT OF EMPLOYEE AGREEMENTS. The Employee Agreements shall be handled by Millipore and MMI as provided in this Section 5.12.

5.12.1. SURVIVAL OF MILLIPORE EMPLOYEE AGREEMENT OBLIGATIONS AND MILLIPORE'S
        --------------------------------------------------------------------
        COMMON LAW RIGHTS. The Employee Agreements of all former Millipore
        -----------------
        employees transferred to MMI as of the Distribution Date (a "Millipore/MMI Employee") shall remain in full force and effect according to their terms; PROVIDED, HOWEVER, that none of the following
                                  -----------------
        acts committed by a Millipore/MMI Employee within the scope of their MMI employment shall constitute a breach of such Employee Agreements: (I) the use or disclosure of Confidential Information (as that term is defined in the Millipore/MMI Employee's Employee Agreement) for or on behalf of MMI, if such disclosure is consistent with the rights granted to MMI and restrictions imposed on MMI under this Separation Agreement, any Ancillary Agreement or any other agreement between the parties; (II) the disclosure and assignment to MMI of rights in proprietary developments authored or conceived by the Millipore/MMI Employee after the Separation Date and resulting from the use of, or based upon intellectual property (whether patented or not) which is retained by Millipore; PROVIDED, HOWEVER, that in no event shall such disclosure and
                   -----------------
        assignment be regarded as assigning the underlying intellectual property to MMI; (III) the rendering of any services, directly or indirectly, to MMI to the extent such services are consistent with the assignment or license of rights granted to MMI and the restrictions imposed on MMI under this Separation Agreement, any Ancillary Agreement or any other agreement between the parties; and

                                    -- 17 --

        (IV) solicitation of the employees of one party by the other party prior to the Distribution Date (so long as such solicitation does not violate
        Section 5.12 hereof). Further, Millipore retains any rights it has under statute or common law with respect to actions by any Millipore/MMI Employee to the extent such actions are inconsistent with the rights granted to MMI and restrictions imposed on MMI under this Separation Agreement, any Ancillary Agreement or any other agreement between the parties.

5.12.2. LIMITED ASSIGNMENT. Millipore retains all rights under the Employee
        ------------------
        Agreements of all Millipore/MMI Employees necessary to permit Millipore to protect the rights and interests of Millipore, but Millipore hereby transfers and assigns to MMI its rights under the Employee Agreements of all Millipore/MMI Employees to the extent required to permit MMI to enjoin, restrain, recover damages from or obtain specific performance of the Employee Agreements or obtain other remedies against any employee who breaches his/her Employee Agreement. Millipore and MMI agree, at their own respective cost and expense, to use their reasonable efforts to cooperate as follows:

        (A) MMI shall advise Millipore of: (1) any violation(s) of the Employee Agreement by Millipore/MMI Employee, and (2) any violation(s) of any employee agreement entered into with MMI by such Millipore/MMI Employee which affect Millipore's rights; and

        (B) Millipore shall advise MMI of any violations of the Employee Agreement by current or former Millipore employees which affect MMI's rights;

        PROVIDED, HOWEVER, that the foregoing obligations shall only apply to
        -----------------
        violations of which there is actual knowledge by an officer, manager or attorney of the party obligated to provide notice thereof.

5.12.3. ENFORCEMENT. Millipore and MMI each may separately enforce the Employee
        -----------
        Agreements of Millipore/MMI Employees to the extent necessary to reasonably protect their respective interests, PROVIDED, HOWEVER, that
                                                       -----------------
        MMI shall not commence any legal action relating thereto without first consulting with Millipore's General Counsel or his/her designee and Millipore shall not commence any legal action relating thereto against any former Millipore employee who is at the time an MMI employee without first consulting with MMI's General Counsel or his/her designee. If either party, in seeking to enforce any Employee Agreement, notifies the other party that it requires, or desires, such party to join in such action, then the other party shall do so. In addition, if either party commences or becomes a party to any action to enforce an Employee Agreement of a Millipore/MMI Employee, the other party shall, whether or not it becomes a party to the action, cooperate with the other party by making available its files and employees who have information or knowledge relevant to the dispute, subject to appropriate measures to protect the confidentiality of any proprietary or confidential information that may be disclosed in the course of such cooperation or action and subject to any relevant privacy laws and regulations. Any such enforcement action shall be conducted at the expense of the party bringing the action and the parties shall agree on a case by case basis on compensation, if any,

                                    -- 18 --
        of the other party for the value of the time of such other party's employees as reasonably required in connection with the action.

5.12.4. SUPERCEDING LAW. Millipore and MMI understand and acknowledge that
        ---------------
        matters relating to the making, performance, enforcement, assignment and termination of Employee Agreements are typically governed by the laws and regulations of the national, federal, state or local governmental unit where an employee resides, or where an employee's services are rendered, and that such laws and regulations may supersede or limit the applicability or enforceability of this Section 5.13. In such circumstances, Millipore and MMI agree to take action with respect to the employee agreements that best accomplishes the parties' objectives as set forth in this Section 5.13 and that is consistent with applicable law.

SECTION 5.13. COOPERATION IN OBTAINING NEW AGREEMENTS. Millipore understands that, prior to the Separation Date, MMI has derived benefits under certain agreements and relationships between Millipore and third parties, which agreements and relationships are not being assigned or transferred to MMI in connection with the Separation. Upon the request of MMI, Millipore agrees to make introductions of appropriate MMI personnel to Millipore's contacts at such third parties, and agrees to provide reasonable assistance to MMI, at Millipore's own expense, so that MMI may enter into agreements or relationships with such third parties under substantially equivalent terms and conditions, including financial terms and conditions, that apply to Millipore. Such assistance may include, but is not limited to, requesting and encouraging such third parties to enter into such agreements or relationships with MMI, attending meetings and negotiating sessions with MMI and such third parties, and participating in buying consortiums with MMI. Millipore also understands that certain agreements between Millipore and third parties which are being assigned to MMI in connection with the Separation may require the consent of the applicable third party. Millipore shall assist MMI in seeking and obtaining the consent of such third parties to such assignment. The parties expect that the activities contemplated by this Section 5.14 will be substantially completed by the Distribution Date, but in no event will Millipore have any obligations hereunder after the first anniversary of the Distribution Date.

SECTION 5.14.     PROPERTY DAMAGE TO MMI ASSETS PRIOR TO THE SEPARATION DATE.
  In the event of any property damage, other than ordinary wear and tear, to any MMI Assets held by Millipore which occurs prior to the Separation Date, Millipore shall repair or otherwise address such damage in the ordinary course of business consistent with past practices; PROVIDED, HOWEVER, that nothing in
                                              -----------------
  this clause shall restrict Millipore from disposing of any Assets in the ordinary course of business consistent with past practices.

SECTION 5.15. CASH MANAGEMENT; CREDIT FACILITY. During the period from the Separation Date until the IPO Closing Date, MMI shall continue to use the worldwide treasury and cash management services of Millipore. During this period MMI's cash needs shall be supplied by Millipore and excess cash balances generated by the operation of the MMI Business shall be available to Millipore. These cash arrangements between Millipore and MMI shall be memorialized by the Separation Revolving Credit Agreement to be entered into at the Separation Closing.

                                    -- 19 --

                                  ARTICLE VI
                                CONFIDENTIALITY

SECTION 6.1. CONFIDENTIAL INFORMATION. For the purpose of this Separation Agreement and of the Ancillary Agreements the term "Confidential Information" means Information which is not otherwise in the public domain and of which the owner actively undertakes to restrict or control the disclosure to Persons other than the Millipore Group or the MMI Group in a manner reasonably intended to maintain its confidentiality, and which: (I) the party owning or disclosing Confidential Information ("Disclosing Party") disclosed to the non-owning party or recipient of the Confidential Information ("Receiving Party") or the Receiving Party had access to on or before the Separation Date; (II) is contained in or referred to by this Separation Agreement, any Ancillary Agreement or any exhibit or schedule hereto or thereto and is known to or in the possession of the Receiving Party as of the Separation Date; or (III) is disclosed to the Receiving Party pursuant to this Separation Agreement or any Ancillary Agreement during the period from the Separation Date until the later of March 31, 2004 or the period specified in any Ancillary Agreement with respect to information disclosed pursuant to such Ancillary Agreement (the "Disclosure Period"). Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, manufacturing processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities. Confidential Information of Third Parties that is known to, in the possession of or acquired by a Receiving Party pursuant to a relationship with the Disclosing Party shall be deemed to be the Disclosing Party's Confidential Information for purposes of this Article VI.

6.1.1.  HIGHLY CONFIDENTIAL INFORMATION. means Confidential Information that is
        -------------------------------
        technical know-how and trade secrets relating to: (I) Information relating to manufacturing processes or procedures with respect to devices or other products that are commercially released or for which substantial steps have been taken towards commercialization as of the Separation Date; (II) Information generated by research and development activities; (III) chemical and other scientific formulae used for the manufacture or treatment of membranes or other separations media or of devices or other products that are commercially released or for which substantial steps have been taken towards commercialization as of the Separation Date; or (IV) any other Information which Millipore and MMI agree is Highly Confidential hereunder.

6.1.2.  EXCLUSIONS FROM CONFIDENTIAL INFORMATION. Notwithstanding the foregoing
        ----------------------------------------
        provisions of this Section 6.1, Confidential Information shall exclude information that: (I) was in the Receiving Party's possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party before the Separation Date;
        (II) is or becomes a matter of public knowledge through no fault of the Receiving Party; (III) is rightfully received by the

                                    -- 20 --

        Receiving Party from a Third Party without a duty of confidentiality;
        (IV) is disclosed by the Disclosing Party to a Third Party without a duty of confidentiality on such Third Party; (V) is independently developed by the Receiving Party; or (VI) is publicly disclosed by the Receiving Party with the Disclosing Party's prior written approval.

SECTION 6.2. CONFIDENTIALITY AND NON-USE OBLIGATIONS. During the Confidentiality Period (as defined in Section 6.5 below), the Receiving Party shall (I) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature, (II) not use such Confidential Information in violation of any use restriction in any Ancillary Agreement, and (III) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Separation Agreement, in the Ancillary Agreements or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

SECTION 6.3. DISCLOSURE TO SUBLICENSEES. The Receiving Party has the right to disclose to its sublicensees permitted under an Ancillary Agreement such portions of Confidential Information as are reasonably necessary in the exercise of the Receiving Party's rights to sublicense under such Ancillary Agreement, subject to the sublicensee's agreement in writing to confidentiality and non-use terms at least as protective of the Disclosing Party as the provisions of this Article VI.

SECTION 6.4. CONTRACT MANUFACTURERS. The Receiving Party has the right to disclose to its contract manufacturers permitted under any Ancillary Agreement such portions of the Confidential Information as are reasonably necessary in the exercise of the Receiving Party's "have made" rights under any Ancillary Agreement, subject to the contract manufacturer's agreement in writing to confidentiality and non-use terms at least as protective of the Disclosing Party as the provisions of this Article VI.

SECTION 6.5. Duration of Confidentiality Obligations. The confidentiality obligations provided for in this Article VI shall continue in effect for the following periods (the "Confidentiality Period"): (I) with respect to Confidential Information that is not Highly Confidential Information, for a period of five (5) years following either (A) the Separation Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Separation Date or (B) the date of disclosure with respect to Confidential Information that is disclosed by the Disclosing Party to the Receiving Party after the Separation Date but before the expiration of the Disclosure Period (as defined in Subsection 6.1 above); and (II) with respect to Highly Confidential Information, in perpetuity. The obligations set forth in this Article VI shall survive any termination of this Separation Agreement.

SECTION 6.6. Compelled Disclosure. If the Receiving Party or any of its respective Subsidiaries believes that it will be compelled by a court or other authority of competent

                                    -- 21 --
  jurisdiction to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose such disclosure and cooperate with the Disclosing Party in its attempts to oppose such disclosure. If the Receiving Party complies with the preceding sentence, it shall not be prohibited from complying with such requirement to disclose, but shall take all reasonable steps to make such disclosure subject to a suitable protective order or otherwise to prevent unrestricted or public disclosure.

SECTION 6.7. NO RESTRICTION ON DISCLOSING PARTY. Nothing in this Article VI shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way.

SECTION 6.8. NO RESTRICTION ON REASSIGNMENT. This Separation Agreement shall not restrict reassignment of the Receiving Party's employees.

SECTION 6.9. THIRD PARTY RESTRICTIONS. Nothing in the Separation Agreement supersedes any restriction imposed by Third Parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform Third Party agreements to the terms of this Separation Agreement.

SECTION 6.10. DISCLAIMER OF WARRANTIES AS TO CONFIDENTIAL INFORMATION. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL CONFIDENTIAL INFORMATION IS PROVIDED ON AN "AS IS, WHERE IS" BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

                                  ARTICLE VII
                       MUTUAL RELEASES; INDEMNIFICATION

Section 7.1.  TREATMENT RELEASE OF PRE-SEPARATION CLAIMS.

7.1.1.  MMI RELEASE. Except as provided in Subsection 7.1.3 and SCHEDULE 7.1 to
        -----------
        this Separation Agreement, effective as of the Separation Date, MMI does hereby, for itself and as agent for each member of the MMI Group, remise, release and forever discharge Millipore, each member of the Millipore Group and each of their respective directors, officers and employees (the "Millipore Indemnitees") from any and all Liabilities (as that term is defined in the General Assignment and Assumption Agreement attached as EXHIBIT C hereto "Liabilities") whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the

                                    -- 22 --
        transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

7.1.2.  MILLIPORE RELEASE. Except as provided in Section 7.1.3 and SCHEDULE 7.1
        -----------------
        to this Separation Agreement, effective as of the Separation Date, Millipore does hereby, for itself and as agent for each member of the Millipore Group, remise, release and forever discharge MMI, each member of the MMI Group and each of their respective directors, officers and employees (the "MMI Indemnitees") from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

7.1.3.  NO IMPAIRMENT. Nothing contained in Subsections 7.1.1 or 7.1.2 shall
        -------------
        impair any right of any Person to enforce this Separation Agreement or any Ancillary Agreement, in each case in accordance with its terms.

7.1.4.  NO ACTIONS AS TO RELEASED CLAIMS. MMI agrees, for itself and as agent
        --------------------------------
        for each member of the MMI Group, not to make any claim or demand, or commence any action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal (an "Action") asserting any claim or demand, including any claim of contribution or any indemnification, against Millipore or any member of the Millipore Group, or any other Person released pursuant to Subsection 7.1.1, with respect to any Liabilities released pursuant to Subsection 7.1.1. Millipore agrees, for itself and as agent for each member of the Millipore Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against MMI or any member of the MMI Group, or any other Person released pursuant to Subsection 7.1.2, with respect to any Liabilities released pursuant to Subsection 7.1.2.

7.1.5.  FURTHER INSTRUMENTS. At any time, at the request of any other party,
        -------------------
        each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 7.2. INDEMNIFICATION BY MMI. Except as otherwise provided in this Separation Agreement, MMI shall, for itself and as agent for each member of the MMI Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Millipore Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the Millipore Indemnitees, or which are imposed upon the Millipore Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (I) the MMI Business, any Liability of MMI or any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on MMI or any part of its property under applicable law; (II) any breach by MMI or any member of the MMI Group

                                    -- 23 --
  of this Separation Agreement or any Ancillary Agreement; and (III) any IPO Liabilities. In the event that any member of the MMI Group makes a payment to the Millipore Indemnitees hereunder, and any of the Millipore Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, Millipore will promptly repay (or will procure a Millipore Indemnitee to promptly repay) such member of the MMI Group the amount by which the payment made by such member of the MMI Group exceeds the actual cost of the associated indemnified Liability.


SECTION 7.3. INDEMNIFICATION BY MILLIPORE. Except as otherwise provided in this Separation Agreement, Millipore shall, for itself and as agent for each member of the Millipore Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the MMI Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the MMI Indemnitees, or which are imposed upon the MMI Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (I) the Millipore Business, any Liability of Millipore or any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on Millipore or any part of its property under applicable law; and (II) any breach by Millipore or any member of the Millipore Group of this Separation Agreement or any of the Ancillary Agreements. In the event that any member of the Millipore Group makes a payment to the MMI Indemnitees hereunder, and any of the MMI Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery, MMI will promptly repay (or will procure a MMI Indemnitee to promptly repay) such member of the Millipore Group the amount by which the payment made by such member of the Millipore Group exceeds the actual cost of the associated indemnified Liability.

SECTION 7.4. REDUCTIONS FOR INSURANCE PROCEEDS AND OTHER RECOVERIES. The amount of indemnification that any party (an "Indemnifying Party") is or may be required to pay to a Millipore Indemnitee or a MMI Indemnitee (as applicable) (an "Indemnitee") pursuant to Section 7.2, 7.3 or 7.4, as applicable, shall be reduced (retroactively or prospectively) by any monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured ("Insurance Proceeds") or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Separation Agreement, it is the intention of the parties that no insurer or any other third party shall be (I) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (II) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Separation Agreement from an Indemnifying Party in respect of any indemnifiable loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts

                                    -- 24 --
  in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Separation Agreement in respect of such indemnifiable loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).

SECTION 7.5. PROCEDURES FOR DEFENSE, SETTLEMENT AND INDEMNIFICATION OF THIRD PARTY CLAIMS.

7.5.1.  NOTICE OF CLAIMS. If an Indemnitee shall receive notice or otherwise
        ----------------
        learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Millipore Group or of the MMI Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Sections 7.2, 7.3 or 7.4, or any other section of this Separation Agreement or any Ancillary Agreement, Millipore and MMI (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within 30 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Subsection 7.5.1 shall not relieve the related Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

7.5.2.  DEFENSE BY INDEMNIFYING PARTY. An Indemnifying Party will manage the
        -----------------------------
        defense of and may settle or compromise any Third Party Claim. Within 30 days following the receipt of notice from an Indemnitee in accordance with Subsection 7.5.1 (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions.

7.5.3.  DEFENSE BY INDEMNITEE. If an Indemnifying Party fails to assume
        ---------------------
        responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Subsection 7.5.1, such Indemnitee may manage the defense of such Third Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party shall reimburse all such costs and expenses in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

7.5.4.  NO SETTLEMENT BY INDEMNITEE WITHOUT CONSENT. Unless the Indemnifying
        -------------------------------------------
        Party has failed to manage the defense of the Third Party Claim in accordance with the terms of this Article VII, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

                                    -- 25 --

7.5.5.  NO CONSENT TO CERTAIN JUDGMENTS OR SETTLEMENTS WITHOUT CONSENT.
        --------------------------------------------------------------
        Notwithstanding any provision of this Section 7.5, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is to (A) permit any injunction, declaratory judgment, other order or other non monetary relief to be entered, directly or indirectly, against the other party or (B) affect the other party in a material fashion due to the allocation of Liabilities and related indemnities set forth in this Separation Agreement or any other Ancillary Agreement.

SECTION 7.6. ADDITIONAL MATTERS.

7.6.1.  COOPERATION IN DEFENSE. With respect to any Third Party Claim that
        ----------------------
        implicates both MMI and Millipore in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in this Separation Agreement or any Ancillary Agreement, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of any such Third Party Claims in accordance with this Article VII, agrees to keep the other party reasonably informed with respect to significant matters relating to such Third Party claims.

7.6.2.  SUBSTITUTION. In the event of an Action in which the Indemnifying Party
        ------------
        is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article VII shall not be altered.

7.6.3.  SUBROGATION. In the event of payment by or on behalf of any Indemnifying
        -----------
        Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

SECTION 7.7. SURVIVAL OF INDEMNITIES. The rights and obligations of the members of the Millipore Group and the MMI Group under this Article VII shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or

                                    -- 26 --
  the sale by any member of the Millipore Group or the MMI Group of the capital stock or other equity interests of any Subsidiary to any Person.

SECTION 7.8. NOT APPLICABLE TO TAXES. The provisions of this Article VII shall not apply to Taxes (which are covered by the Tax Sharing Agreement).


                                 ARTICLE VIII
                         DEFINITION OF CORE BUSINESSES

SECTION 8.1. PURPOSE OF CORE BUSINESS DEFINITIONS. Pursuant to certain of the Ancillary Agreements Millipore and MMI will agree to respect the MMI Core Business and the Millipore Core Business, respectively, in their exercise of their respective rights under those Ancillary Agreements. The parties agree that it is necessary to have a common definition of the MMI Core Business and of the Millipore Core Business to serve as a consistent reference point for these Ancillary Agreements. The definition of Millipore Core Business set forth in Section 8.2 below and the definition of MMI Core Business set forth in Section 8.3 below are each intended to define the core business areas of both Millipore and MMI and to provide a common reference point for the specific non-compete and use restriction covenants contained in the various Ancillary Agreements. The Core Business Definitions are not intended to establish or imply a general non-competition covenant or to prevent Millipore from pursuing business opportunities in the MMI Core Business or to prevent MMI from pursuing business opportunities in the Millipore Core Business so long as such pursuit does not violate the specific non-compete or use restriction covenants contained in the Ancillary Agreements.

SECTION 8.2. MILLIPORE CORE BUSINESS. For purposes of this Separation Agreement and the Ancillary Agreements, Millipore's Core Business means: (I) the BIOPHARM INDUSTRY including pharmaceutical/biotechnology and genetic engineering companies as well as manufacturers of cosmetics, medical devices and clinical analytical and diagnostic products; (II) the LAB & LIFE SCIENCE RESEARCH INDUSTRY including government, university and private research and testing analytical laboratories for proteomic, genomic, microbiological and similar research and analysis as well as for environmental research and analysis ; and (III) the FOOD & BEVERAGE INDUSTRY including companies that manufacture or process foods and beverages including dairy products, beer, wine, juice and soft drink manufacturers and bottled water companies.

SECTION 8.3. MMI CORE BUSINESS. For purposes of this Separation Agreement and the Ancillary Agreements, MMI's Core Business means: (I) the IC MANUFACTURING INDUSTRY including companies that manufacture integrated circuits, semiconductors, semiconductor chips and other microelectronics components, flat panel displays, solar cells and fiber optic cables, optical coatings, coated optical lenses and coated optical fibers; (II) the IC OEM EQUIP & MATERIALS MFG. INDUSTRY including companies that manufacture equipment for the fabrication and processing of semiconductors and integrated circuits for sale to IC Manufacturing Companies as well as companies that integrate a number of components into subsystems sold to OEM Equipment manufacturers for incorporation into semiconductor fabrication equipment, as well as companies that manufacture, process and supply liquids,

                                    -- 27 --
  gases, conductive materials and other advanced materials to the IC Manufacturing Industry and which provide products and systems to purify, monitor and control atmospheric conditions in clean room manufacturing environments of the IC Manufacturing Industry; and (III) the IC RESEARCH LABORATORY INDUSTRY including university, governmental and commercial laboratories and research operations that research and/or develop innovations in the structure and composition of integrated circuits, the processes and materials used to manufacture integrated circuits and new forms of integrated circuits.


                                  ARTICLE IX
                              DISPUTE RESOLUTION

SECTION 9.1. USE AND INITIATION OF PROCEDURE. In the event of a dispute between the parties arising out of or related to this Separation Agreement or any of the Ancillary Agreements (the "Dispute"), the parties hereto agree to use the alternative dispute resolution procedures specified in this Article IX (the "Procedure") in good faith in order to resolve such dispute. The Procedure may be modified by written agreement of the parties at the time the Dispute arises. A party seeking to initiate the Procedure shall give written notice to the other party, describing briefly the nature of the dispute and its claim and identifying an individual with authority to settle the dispute on its behalf. The party receiving such notice shall have five (5) days within which to designate, in a written notice given to the initiating party, an individual with authority to settle the dispute on its behalf. Neither of such authorized individuals shall have had direct substantive involvement in the matters involved in the Dispute.

SECTION 9.2. UNASSISTED SETTLEMENT. The authorized individuals shall make such investigation as they deem appropriate and thereafter promptly (but in no event later than thirty (30) days from the date of the initiating party's notice) shall commence discussions concerning resolution of the Dispute. If the Dispute has not been resolved within thirty (30) days from the commencement of discussions, it shall be submitted to alternative dispute resolution ("ADR") in accordance with the provisions of Sections 9.3 through
  9.10 hereof.

                                    -- 28 --

SECTION 9.3. SELECTION OF NEUTRAL. The parties shall have ten (10) days following the submission of the Dispute to ADR in accordance with Section 9.2 above to agree upon a mutually-acceptable person not affiliated with either of the parties (the "Neutral"). If no Neutral has been selected within such time, the parties agree jointly to request the American Arbitration Association, the Center for Public Resources, or another mutually agreed-upon provider of neutral services to supply within ten (10) days a list of potential Neutrals with qualifications as specified by the parties in the joint request. Within five (5) days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the Neutral the individual receiving the highest combined ranking who is available to serve.

SECTION 9.4. TIME AND PLACE FOR ADR. In consultation with the Neutral, the parties shall promptly designate a mutually convenient time and place for the ADR (and unless circumstances require otherwise, such time to be not later than forty-five (45) days after selection of the Neutral).

SECTION 9.5. EXCHANGE OF INFORMATION. In the event either of the parties has substantial need for information in the possession of the other party in order to prepare for the ADR, the parties shall attempt in good faith to agree on Procedures for the expeditious exchange of such information, with the help of the Neutral if required.

SECTION 9.6. SUMMARY OF VIEWS. One week prior to the first scheduled session of the ADR, each party shall deliver to the Neutral and to the other party a concise written summary of its views on the matter in Dispute.

SECTION 9.7. STAFFING THE ADR. In the ADR, each party shall be represented by the authorized individual and by counsel. In addition, each party may bring such additional persons as needed to respond to questions, contribute information and participate in the negotiations, the number of such additional persons to be agreed upon by the parties in advance, with the assistance of the Neutral, if necessary.

SECTION 9.8. CONDUCT OF ADR. The parties, in consultation with the Neutral, will agree upon a format for the meetings, designed to assure that both the Neutral and the authorized individuals have an opportunity to hear an oral presentation of each party's views on the matter in Dispute, and that the authorized parties attempt to negotiate a resolution of the matter in Dispute, with or without the assistance of counsel or others, but with the assistance of the Neutral. To this end, the Neutral is authorized to conduct both joint meetings and separate private caucuses with the parties. The Neutral will keep confidential all information learned in private caucus with either party unless specifically authorized by such party to make disclosure of the information to the other party.

SECTION 9.9. THE NEUTRAL'S VIEWS. The Neutral (I) shall, unless requested not to do so by both parties, provide his opinion to both parties on the probable outcome should the matter be litigated, and (II) shall make one or more recommendations as to the terms of a possible settlement, upon any conditions imposed by the parties (including, but not limited to, a minimum and maximum amount). The Neutral shall base his opinions and recommendations on

                                    -- 29 --
  information available to both parties, excluding such information as may be disclosed to him by the parties in confidence. The opinions and recommendations of the Neutral shall not be binding on the parties.

SECTION 9.10. TERMINATION OF PROCEDURE. The parties agree to participate in the ADR in good faith to its conclusion (as designated by the Neutral) and not to terminate negotiations concerning resolution of the matters in Dispute until at least ten (10) days thereafter. Each party agrees not to commence any other proceeding or to seek other remedies prior to the conclusion of the ten-day post-ADR negotiation period; PROVIDED, HOWEVER, that either party may
                                   --------  -------
  commence litigation within five (5) days prior to the date after which the commencement of litigation could be barred by an applicable statute of limitations or in order to request an injunction to prevent irreparable harm, in which event, the parties agree (except as prohibited by court order) to nevertheless continue to participate in the ADR to its conclusion.

SECTION 9.11. FEES OF NEUTRAL; DISQUALIFICATION. The fees of the Neutral shall be shared equally by the parties. The Neutral shall be disqualified as a witness, consultant, expert or counsel for either party with respect to the matters in Dispute and any related matters in any subsequent litigation or other proceeding with respect to the Dispute.

SECTION 9.12. CONFIDENTIALITY. The parties agree that the Procedure and the ADR are compromise negotiations for purposes of the Federal Rules of Evidence and the Rules of Evidence of any state of competent jurisdiction. The entirety of the Procedure and the ADR are confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the Procedure or the ADR by either of the parties, their agents, employees, representatives, or other invitees and by the Neutral (who will be the parties' joint agent for purposes of these compromise negotiations) are confidential and shall, in addition and where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes, including impeachment, in any litigation or other proceeding involving the parties, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of either of the parties; provided, however, that evidence otherwise
                            --------  -------
  discoverable or admissible is not excluded from discovery or admission as a result of its use in the ADR.

SECTION 9.13. ARBITRATION. Any Dispute which the parties cannot resolve through ADR within ninety (90) days following the commencement of the Procedure, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of he American Arbitration Association ("AAA"), by three (3) arbitrators in Boston, Massachusetts. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior ADR, negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of

                                    -- 30 --
  competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

SECTION 9.14. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Separation Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this
  Article IX with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE X
                                 MISCELLANEOUS

SECTION 10.1. LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY MEMBER OF THE MILLIPORE GROUP OR OF THE MMI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE MILLIPORE GROUP OR OF THE MMI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS SEPARATION AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS
                               -----------------
  SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN ARTICLE VII ABOVE.

SECTION 10.2. ENTIRE AGREEMENT. This Separation Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

SECTION 10.3. GOVERNING LAW. This Separation Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents. The Superior Court of Middlesex County and/or the United States District Court for the District of Massachusetts shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article IX above.

SECTION 10.4. TERMINATION. This Separation Agreement and all Ancillary Agreements may be terminated and the Distribution abandoned at any time prior to the IPO Closing Date by and in the sole discretion of Millipore without the approval of MMI. This Separation Agreement may be terminated at any time after the IPO Closing Date and before the Distribution Date by mutual consent of Millipore and MMI. In the event of termination pursuant to this Section 10.4, no party shall have any liability of any kind to the other party.

                                    -- 31 --

SECTION 10.5. NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Separation Agreement shall be given in writing to the respective parties to the following addresses:

  if to Millipore:  Millipore Corporation
                    80 Ashby Road
                    Bedford, MA  01730
                    Attention: General Counsel
                    Fax: (781) 533-3162

  if to MMI:        Millipore MicroElectronics, Inc.
                    Patriots Park
                    Bedford, MA  01730
                    Attention: General Counsel
                    Fax: (781) 533-3125

  or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the date of actual delivery.

SECTION 10.6. COUNTERPARTS. This Separation Agreement, including the Ancillary Agreement and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 10.7. BINDING EFFECT; ASSIGNMENT. This Separation Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Separation Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Separation Agreement. This Separation Agreement may be enforced separately by each member of the Millipore Group and each member of the MMI Group. Neither party may assign this Separation Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void.

SECTION 10.8. SEVERABILITY. If any term or other provision of this Separation Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Separation Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Separation Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

                                    -- 32 --

SECTION 10.9. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Separation Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.10. AMENDMENT. No change or amendment will be made to this Separation Agreement or the Exhibits or Schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

SECTION 10.11. AUTHORITY. Each of the parties hereto represents to the other that (A) it has the corporate or other requisite power and authority to execute, deliver and perform this Separation Agreement, (B) the execution, delivery and performance of this Separation Agreement by it have been duly authorized by all necessary corporate or other actions, (C) it has duly and validly executed and delivered this Separation Agreement, and (D) this Separation Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

SECTION 10.12. INTERPRETATION. The headings contained in this Separation Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Separation Agreement are for reference purposes only and shall not be conclusive as to the meaning or interpretation of this Separation Agreement. When a reference is made in this Separation Agreement to an Article, Section, Subsection Exhibit or Schedule, such reference shall be to an Article, Section, Subsection, Exhibit or Schedule of, this Separation Agreement unless otherwise indicated.

SECTION 10.13. CONFLICTING AGREEMENTS. In the event of conflict between this Separation Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

     IN WITNESS WHEREOF, the parties have signed this Master Separation and Distribution Agreement effective as of the date first set forth above.

  MILLIPORE CORPORATION              MILLIPORE MICROELECTRONICS, INC.


  By: _____________________________  By:___________________________________
  Name:                              Name:
  Title:                             Title:

                                    -- 33 --

                                Schedule 2.3.2
                                ==============

              Subsidiaries of Millipore to be Transferred to MMI
              --------------------------------------------------

                                      Transferred Subsidiary
  Transferor                  [Included Subsidiaries Transferred]          Transferee
  ----------                  -----------------------------------          ----------
Millipore Corporation         Millipore Asia Limited                       Millipore MicroElectronics, Inc.
                                 [Millipore Korea Limited]
                                 [Millipore Singapore Pte. Limited]



Millipore International          Nihon Millipore Ltd.                      Millipore MicroElectronics BV
       Holding Company BV

Millipore International
       Holding Company BV        Millipore UK Ltd.                         Millipore MicroElectronics BV


                                 Schedule 7.1
                                 ============

               Exclusions from Releases of Pre-Separation Claims
               -------------------------------------------------

     A.  Exclusions from Millipore's Release.
     ----------------------------------------

                                               None



     B.  Exclusions from MMI's Release.
     ----------------------------------

                                               None

                                    -- 34 --

                                              EXHIBIT A  TO SEPARATION AGREEMENT
                                              ----------------------------------



                             CERTIFICATE OF CLERK

                                      OF

                             MILLIPORE CORPORATION





  I, Jeffrey Rudin, Clerk of MILLIPORE CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the "Corporation"), Do Hereby Certify that attached hereto are true and correct copies of certain resolutions adopted at a meeting of the Board of Directors of the Corporation held on _______________, 2001, which resolutions have not been amended, modified, rescinded and remain in full force and effect on the date hereof.

  IN WITNESS WHEREOF, I have hereunder set my hand this ____ day of March, 2001.



                    ___________________________
                    Jeffrey Rudin, Clerk

                                    -- 35 --

                                              EXHIBIT B  TO SEPARATION AGREEMENT
                                              ----------------------------------



                           CERTIFICATE OF SECRETARY
                                      of
                       Millipore MicroElectronics, Inc.


  I, Peter W. Walcott, Secretary of MILLIPORE MICROELECTRONICS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), Do Hereby Certify that attached hereto are true and correct copies of certain resolutions adopted at a meeting of the Board of Directors of the Corporation on _________________ ___, 2001, which resolutions have not been amended, modified, rescinded and remain in full force and effect on the date hereof.

  IN WITNESS WHEREOF, I have hereunder set my hand this _____ day of March, 2001.


                    ____________________________
                    Peter W. Walcott, Secretary

                                    -- 36 --